Exhibit 10.51

Certain identified information in this document has been excluded because it is both (i) not material and (ii) the type that the registrant treats as private or confidential, and has been marked with “[***]” to indicate where omissions have been made.

AMENDMENT NO. 1

TO

ASSET PURCHASE AGREEMENT

This Amendment No. 1 (the “Amendment”) is dated as of December 3, 2021 and is entered by and between Kineta Viral Hemorrhagic Fever, LLC, a Washington limited liability corporation formerly known as Kineta Four, LLC (the “Purchaser”), Kineta, Inc., a Washington corporation (the “Parent”) and SIGA Technologies Inc., a Delaware corporation (“Seller”, and together with Purchaser and Parent, the “Parties”, and each, a “Party”).

WHEREAS, the Purchaser and Seller have entered into an Asset Purchase Agreement, dated as of August 14, 2014 (the “Existing Agreement”) and now desire to amend the Existing Agreement to terminate the profits interests issued thereunder and replace them with new and amended consideration provisions, on the terms and subject to the conditions set forth herein; and

WHEREAS, pursuant to Section 8.7 of the Existing Agreement, the amendment contemplated by the Purchase and Seller must be in writing, and pursuant to Section 8.11 of the Existing Agreement, any assignment by operation of law requires an assumption in writing of all future obligations of the assigning party.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Existing Agreement.

2.            Amendments to the Existing Agreement. As of the Effective Date (defined below), the Existing Agreement is hereby amended or modified as follows:

(a)          The Profits Interest Units granted to Seller at Closing pursuant to a Profits Interest Unit Grant Notice and corresponding Profits Interest Unit Agreement, are hereby terminated, cancelled and of no further force or effect, and Section 2.1 of the Existing Agreement is hereby deleted in its entirety.

(b)          Section 2.2.1(i) (relating to a payment of [***] upon the occurrence of a certain Milestone) and 2.2.1(ii) (relating to a payment of [***] upon the occurrence of a certain Milestone) of the Existing Agreement are hereby deleted in their entirety and replaced with the following:

Event	Payment Amount

Ninety (90) days after the end of the first calendar year in which worldwide Net Sales of the first Royalty-Bearing Product exceeds [***].	$2.5 million

(c)           Section 2.3.1(a) of the Existing Agreement is hereby amended and replaced in its entirety as follows:

(a) Purchaser agrees to pay to Seller royalties on Net Sales of Royalty-Bearing Products in each calendar year as follows:

for each Royalty-Bearing Product, [***] of Net Sales until such time as cumulative Net Sales exceed $250 million, at which point the royalty rates shall increase to [***] of Net Sales, and provided that in the event that at any time during the term of this Agreement the Purchaser or any of its Affiliates or sublicensees enters into any contract with the United States Government to sell a Royalty Bearing Product to any agency of the United States Government for any purpose, the applicable royalty on Net Sales for any such contract shall be [***] until such time as cumulative Net Sales exceed $250 million, at which point the applicable royalty on Net Sales for any such contract shall be [***] (each, a “Product Royalty”).

(d)           Section 2.3.1(b) is hereby deleted in its entirety.

(e)           Section 2.3.1(c) is hereby deleted in its entirety.

(f)            A new Section 2.4 is hereby added to the Existing Agreement as follows:

2.4          Payment upon Certain Events. The Purchaser shall make non-refundable, non-creditable payments following the occurrence of one of the following events set forth in this Section 2.4 (each such event or date, an “Event” and each such payment, an “Event Payment”), within thirty (30) calendar days following the occurrence of such Event. Each such Event Payment shall be made only once and shall for purposes of clarity be in addition to and not in lieu of any royalty or other payment otherwise provided for herein.

2.4.1        In the event that the Purchaser receives a Priority Review Voucher (a “PRV”) in connection with the Arenavirus Assets, Purchaser shall pay Seller a one-time Event Payment equal to [***] on the gross proceeds actually received by Purchaser upon consummation of a sale of such PRV.

2.4.2        In the event that the Purchaser licenses or sells rights to the Arenavirus Assets to one or more third parties, during the Royalty Term, Purchaser shall pay Seller an Event Payment equal to [***] of any upfront and/or milestone payments actually received by Purchaser. Such Event Payments related to upfront and milestone payments shall include upfront payments and clinical, regulatory, or sales milestones payments associated with such sale or license and received by the Purchaser, but shall exclude payments related to items such as intercompany transfers of inventory, in-process or finished goods inventories sold at cost and Product Royalty Payments (which will be paid in accordance with Section 2.3.1 of the Existing Agreement, as amended herein).

3.            Termination of Seller’s Profits Interests. The Profits Interest Units granted to Seller pursuant to that certain Profits Interest Unit Grant Notice dated as of August 14, 2014 (the Grant Notice”) between the Parties be and hereby are terminated, cancelled and of no further force and effect, and the Grant Notice be and hereby is terminated pursuant to the Profits Interest Unit Grant Termination Agreement, as signed by both parties, a copy of which is attached as Exhibit A hereto.

4.            Date of Effectiveness; Dissolution of Purchaser and Assumption by Parent; Limited Effect. This Amendment will become effective as of the date first written above (the “Effective Date”). Upon execution of this Amendment and the Profits Interest Unit Grant Termination Agreement, the Purchaser shall automatically become a wholly owned subsidiary of Parent, at which point the Parent may elect to dissolve the Purchaser and cause all of Purchaser’s assets and liabilities to be distributed by operation of law to Parent, who pursuant to Section 8.11 of the Existing Agreement expressly agrees to assume all current and future obligations of Purchaser under the Existing Agreement. Except as expressly provided in this Amendment, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Purchaser and Seller and, with respect to Section 8.11, the Parent. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Existing Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Existing Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Existing Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Existing Agreement will mean and be a reference to the Existing Agreement as amended by this Amendment.

5.            Representations and Warranties. Purchaser and Seller hereby represents and warrants to the other that:

(a)           It has the full right, power, and authority to enter into this Amendment and to perform its obligations hereunder and under the Existing Agreement as amended by this Amendment.

(b)           The execution of this Amendment by the individual whose signature is set forth at the end of this Amendment on behalf of such Party, and the delivery of this Amendment by such Party, have been duly authorized by all necessary action on the part of such Party.

(c)           This Amendment has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

6.            Miscellaneous.

(a)           This Amendment is governed by and construed in accordance with the internal laws of the State of New York (without giving effect to principals of conflicts of laws).

(b)           This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and permitted assigns.

(c)           The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

(d)           This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

(e)           This Amendment and the Profits Interest Unit Grant Termination Agreement together constitute the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(f)            Each Party shall pay its own costs and expenses in connection with this Amendment (including the fees and expenses of its advisors, accountants, and legal counsel).

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

Kineta Viral Hemorrhagic Fever, LLC
a Washington limited liability company

By:	/s/ Craig Philips

Name:	Craig Philips

Title:	President, KINETA, INC.

Siga Technologies Inc.
A Delaware corporation

By:	Daniel J. Luckshire

Name:	Daniel J. Luckshire

Title:	Executive Vice President and Chief Financial Officer

With respect to Section 4 only:
Kineta, Inc.
a Washington corporation

By:	/s/ Craig Philips

Name:	Craig Philips

Title:	President, KINETA, INC.

Exhibit A

Profits Interest Unit Grant Termination Agreement